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                                                                  EXHIBIT 10.02

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT made and entered into in Bala Cynwyd, Montgomery County, Pennsylvania this 25th day of June, 1993 as of January 1, 1993 by and between JOSEPH M. FIELD ("Employee"), and ENTERTAINMENT COMMUNICATIONS, INC., a Pennsylvania corporation ("Employer").

                              W I T N E S S E T H:

         WHEREAS, Employer is in the business of owning and operating radio broadcasting stations licensed to it by the Federal Communications Commission; and

         WHEREAS, Employee has served as President and Chief Executive officer of the Company since its inception approximately twenty-four years ago; and

         WHEREAS, the term of the Employment Agreement previously in effect between Employer and Employee by its terms expired on December 31, 1991 but was temporarily extended by agreement of the parties pending entry into this Agreement, and Employee and Employer have agreed to a new agreement for a term and on the basis described herein.

         NOW, THEREFORE, intending to be legally bound, the parties hereby agree as follows:

         1. The Employment Agreement previously in force between the parties dated July 12, 1989, the term of which was extended by agreement, is hereby superseded and abrogated by the terms hereof effective January 1, 1993.

         2. Employer hereby employs Employee as President and Chief Executive officer of the company for a period of two (2) years commencing January 1, 1993 and Employee agrees to devote his full business time and attention to carry out the duties as President and Chief Executive officer of Employer. Either party desiring this Agreement to terminate at the end of such initial two year period or any renewal period shall give the other party at least thirty days written notice of termination prior to the end of the then current term. In the absence of such a notice of termination at the end of the initial term or any renewal term, this Agreement shall automatically renew for an additional period of one year.

         3. In consideration of the services to be rendered to Employer, Employee shall receive annual base compensation during his first year of employment hereunder of $500,000.00. Said annual base compensation shall be increased or decreased annually as of the anniversary date of the commencement date of the Agreement by a percentage equal to the percentage of inflation or deflation over the last preceding twelve month period as determined in the seasonally adjusted Gross National Product implicit Price Deflator issued by the Bureau of Economic Analysis of the United States Department of Commerce for the period from the 31st of December immediately preceding the prior year to the 31st of December immediately preceding the then current year. In addition,
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Employee shall receive such additional salary, bonuses, fees and other compensation as may be approved by the Board of Directors from time to time and shall be entitled to participate in any bonus, profit sharing, retirement, insurance or other plan or program adopted by the Company for employees generally.

         4. During the term of this Agreement, Employer shall furnish Employee with the use of a Company automobile.

         5. In the event of the death of Employee during the term of this Agreement, Employer shall pay to Employee's widow, if surviving, otherwise to his children or their issue surviving per stirpes, compensation at the rate then being received by Employee for a period of one (1) year following Employee's death.

         6. In the event of the onset of conditions during the term of this Agreement which with the passage of time result in the total disability of Employee, Employer shall pay to Employee the compensation payable under this Agreement at the rate then being received by Employee for the period or periods of total disability, or one year, whichever is less, and anything herein to the contrary notwithstanding the term of this Agreement shall be extended through the end of the period during which disability compensation pursuant to this paragraph is payable to Employee. For purposes of the foregoing, a period of total disability shall mean a period during which physical, mental, emotional or neurological conditions prevent Employee from performing Employee's normal duties under this Agreement.

         7. In the event of termination of Employee's employment by resignation or termination by Employer for cause, Employee agrees that he will not without the written consent of Employer for a period of two (2) years from and after the date of such termination engage in any broadcast business competing with Employer in any standard metropolitan statistical area as defined by the Federal Bureau of Census in which Employer is then operating a broadcast property.

         8. This Agreement shall be binding upon Employer and its successors by merger, consolidation or otherwise and shall be construed in accordance with the laws of the Commonwealth of Pennsylvania This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. It supersedes any previous oral or written communications and agreements and shall not be amended, modified or changed except in writing duly executed by the parties hereto.
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         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                                            ENTERTAINMENT COMMUNICATIONS, INC.

                                            By: /s/ John C. Donlevie
                                                     Executive Vice President

/s/ Jane F. Sweeney                         /s/ Joseph M. Field
Witness                                     Joseph M. Field



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Memo to:          Joseph M. Field

From:             Gene Levin

Re:               Auto Allowance

Date:             August 20, 1996

         In accordance with paragraph 4 of the Employment Agreement between Entertainment Communications, Inc. and Joseph M. Field, the Company is required to furnish you with the use of an automobile. Due to the theft and non-replacement of the previously supplied Company automobile, you are entitled to a car allowance until such time as another vehicle is purchased by the Company. Accordingly, you will be paid a monthly car allowance of $1,000 retroactive to 4/12/96 .

cc:      John Donlevie
         David Field